Exhibit 99.10

Execution Version

DATED	[●], 2018
[Option Holder] BARKING DOG VENTURES LIMITED A PLACE FOR ROVER, INC.
RELEASE OF OLD EMI OPTION AND GRANT OF NEW EMI OPTION

5 New Street Square | London EC4A 3TW Tel +44 (0)20 7300 7000 Fax +44 (0)20 7300 7100 DX 41 London www.taylorwessing.com

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THIS RELEASE AND GRANT OF NEW OPTION AGREEMENT ("Agreement") is made on      [●], 2018

BETWEEN

(1)[NAME] of [ADDRESS] (the "Option Holder"); and

(2)    BARKING DOG VENTURES LIMITED registered in England and Wales with company number 09265889 whose registered office is at 9th Floor, 107 Cheapside, London, EC2V 6DN (the "Company"); and

(3)    A PLACE FOR ROVER, INC. a Delaware Corporation with company number 931338058 whose registered office is at 2101, 4th Avenue, Suite 400, Seattle, WA 98121 (the "Buyer").

INTRODUCTION

(A)The Option Holder is the holder of an EMI option granted by the Company under the rules of the Barking Dog Ventures Limited Enterprise Management Incentive (EMI) Share Option Plan (the "Plan"), attached hereto as Exhibit A, the details of which are set out in Part A of the Schedule to this Agreement (the "Old Option").
(B)The Buyer has acquired all of the issued share capital of the Company. Pursuant to rule 12 of the Plan and part 6 of Schedule 5 of the Income Tax (Earnings and Pensions) Act 2003 ("ITEPA"), the Buyer would like to grant a new replacement option (the "New Option") to the Option Holder provided that the Option Holder agrees to release the rights under the Old Option in connection with the grant of the New Option.
(C)It is intended that the New Option to be granted by this Agreement shall qualify as a replacement option (as defined in section 527(4) ITEPA), in particular:
(i)the New Option is being granted to the Option Holder by reason of the Option Holder's employment with the Buyer, the Company (which is now a subsidiary of the Buyer), or other subsidiary of the Buyer;
(ii)at the time of the release of rights under the Old Option, the purpose for granting the New Option is for bona fide commercial reasons in order to recruit or retain the Option Holder and not as part of a scheme or arrangement the main purpose, or one of the main purposes, of which is the avoidance of tax;
(iii)at the time of the release of rights under the Old Option under this Agreement:
(A)the independence requirement (in paragraph 9 of Schedule 5 to ITEPA) and the trading activities requirement (in paragraph 14 of Schedule 5 to ITEPA) are met in relation to the Buyer;
(B)the individual to whom the New Option is granted is an Eligible Employee (as defined in Part 4 of Schedule 5 to ITEPA) in relation to the Buyer; and
(C)the New Option would satisfy the requirements of being a qualifying option set out in part 5 of Schedule 5 to ITEPA;
(iv)the total market value, immediately before the release, of the shares in the Company which were subject to the Old Option is equal to the total market value, immediately after the grant, of the shares in the Buyer in respect of which the New Option is granted (such market values having been agreed with HMRC Shares and Assets Valuation); and

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(v)the aggregate amount payable by the Option Holder for the acquisition of shares in the Buyer under the New Option is equal to the aggregate amount that would have been payable for the acquisition of shares in the Company under the Old Option.
IT IS THEREFORE AGREED AS FOLLOWS:
1.RELEASE OF OLD OPTION
1.1In connection with the grant of the New Option, the Option Holder hereby irrevocably and unconditionally releases the Company from all its obligations in respect of the Old Option and confirms that he has no right, title or interest in the Option and he shall not bring, commence, continue or prosecute any claim, legal action or proceeding under, in relation to, arising out of or in connection with the Option against the Company.
2.GRANT OF NEW OPTION
1.1The Buyer hereby grants to the Option Holder a New Option under the terms of the Plan (and under Schedule 5 of ITEPA) so that the Option Holder has an option to acquire the number of shares in the Buyer at the option price per share as is set out in Part B of the Schedule to this Agreement.
2.2The New Option shall be governed by the rules of the Plan with references in those rules to "the Company" being to the Buyer.
1.3For the avoidance of doubt, the New Option shall not be exercisable later than the tenth anniversary of the Date of Grant of the Old Option, pursuant to the terms and conditions set forth in the form of Notice of Exercise attached hereto as Exhibit B.
3.WORKING TIME DECLARATION AND NOTIFICATION TO HMRC
1.1The Option Holder hereby declares, pursuant to the requirement set out in paragraph 44(5)(c) of Schedule 5 to ITEPA, that he works for the Company or for a subsidiary of the Buyer for at least 25 hours a week or, if less, at least 75% of his working time, and therefore satisfies the committed time requirement in paragraph 26 of Schedule 5 to ITEPA.
1.2The Buyer and the Company jointly and severally agree that one of them will notify HMRC of the grant of the New Option within 92 days of the date of this Agreement in accordance with paragraph 44 of Schedule 5 to ITEPA.
4.GENERAL PROVISIONS
1.1By entering into this Agreement, the Company acknowledges the releases and waivers given under this Agreement by the Option Holder.
1.2Unless the context otherwise requires, a reference to one gender shall include a reference to the other gender.
4.3This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same Agreement.
1.4The exchange of a fully executed version of this Agreement (in counterparts or otherwise) by electronic signature or by facsimile and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes and shall be sufficient to bind the parties to the terms and conditions of this Agreement. No exchange of original signatures is necessary.

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1.5This Agreement shall be governed by and construed in accordance with the laws of England and Wales and each party agrees to submit to the exclusive jurisdiction of the courts of England and Wales.
1.6No person who is not a party to this Agreement (other than any and all subsidiaries of the Company or the Buyer) shall have any right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.
1.7The expression “subsidiary” (and related expressions) shall have the same meaning as in the Companies Act 2006.

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This Agreement has been entered into on the date shown on the first page.

SIGNED by                    )
[insert name of OPTION HOLDER]        )

SIGNED by A PLACE FOR ROVER, INC.    )
acting by the under-mentioned            )
person(s) acting on the authority        )
of the Company in accordance            )
with the laws of the territory of            )
its incorporation:                )

Authorised signatory

SIGNED on behalf of                )
BARKING DOG VENTURES LIMITED    )
acting by:                     )

……………………………….
Director
……………………………….
Name

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SCHEDULE

PART A

Details of Old Option

Date of Grant	[ ]
Number of shares in the Company	[ ]
Option Price (per share)	[ ]
Vesting	[ ]

PART B

Details of New Option

Date of Grant	Date of this Agreement
Number of shares in the Buyer	[ ]
Option Price (per share)	[ ]
Vesting	[ ]

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EXHIBIT A

Barking Dog Ventures Limited Enterprise Management Incentive (EMI) Share Option Plan

(See attached.)

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EXHIBIT B

Form of Notice of Exercise

(See attached.)

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